Exhibit (h)(106)

Amendment to Amended and Restated Principal Financial Officer Services Agreement

Financial Investors Trust – Grandeur Peak Funds

This Amendment dated as of December 23, 2019 (this “Amendment”) is to the Amended and Restated Principal Financial Officer Services Agreement dated December 13, 2011, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST,	ALPS FUND SERVICES, INC.
on behalf of the Funds

By:	/s/ Bradley J. Swenson	By:	/s/ Rahul Kanwar

Name: Bradley J. Swenson		Name: Rahul Kanwar

Title: President		Title: Authorized Representative

Exhibit A

List of Funds

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak US Stalwarts Fund

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